Exhibit 99.1

Texas Roadhouse, Inc. Announces Fourth Quarter 2016 Results

Increases Quarterly Dividend 10.5% to $0.21 per Share

LOUISVILLE, KY. (February 21, 2017) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 and 52 week periods ended December 27, 2016.

	Fourth Quarter			Year to Date
($000’s)	2016	2015	% Change	2016	2015	% Change

Total revenue	$484,710	$454,351	7%	$1,990,714	$1,807,368	10%
Income from operations	30,839	33,713	(9)%	171,900	144,565	19%
Net income	20,725	22,982	(10)%	115,598	96,894	19%
Diluted EPS	$0.29	$0.32	(10)%	$1.63	$1.37	19%

Results for the fourth quarter included the following highlights:

•                  Comparable restaurant sales growth of 1.2% at company restaurants, including a negative impact of approximately 0.5% related to the calendar shift of the Christmas holiday, and 2.0% at domestic franchise restaurants;

•                  Restaurant margin, as a percentage of restaurant sales, decreased 44 basis points to 17.1%.  Wage rate inflation and higher costs associated with payroll taxes, insurance reserve adjustments and gift card fees more than offset the benefit of lower food costs;

•                  Restaurant margin dollars increased 4.0% to $82.4 million from $79.2 million in the prior year;

•                  Diluted earnings per share decreased 10.3% to $0.29 from $0.32 in the prior year primarily due to restaurant margin performance, higher general and administrative expenses and higher depreciation costs; and

•                  Nine company-owned restaurants were opened, including four Bubba’s 33 restaurants.

Results for the full year included the following highlights:

•                  Comparable restaurant sales growth of 3.5% at company restaurants and 3.3% at domestic franchise restaurants;

•                  Restaurant margin, as a percentage of restaurant sales, increased 134 basis points to 18.7%.  The benefit of lower food costs more than offset the impact of higher wage rate inflation;

•                  Restaurant margin dollars increased 18.7% to $368.9 million from $310.8 million in the prior year;

•                  Diluted earnings per share increased 18.8% to $1.63 from $1.37 in the prior year.  During fiscal 2016, we recorded a pre-tax charge of $7.3 million ($4.5 million after-tax) related to a legal settlement which had a $0.06 impact on diluted earnings per share and a 4.6% impact on diluted earnings per share growth;

•                  30 company-owned restaurants were opened, including nine Bubba’s 33 restaurants; and

•                  We repurchased 114,700 shares of our common stock for $4.1 million.

Kent Taylor, Chief Executive Officer of Texas Roadhouse, Inc., commented, “We are pleased to deliver another strong year of results including a 19% increase in diluted earnings per share driven by double-digit revenue growth and restaurant margin expansion.  We also delivered impressive comparable restaurant sales growth during 2016 with an increase of 3.5%, and we extended our streak of consecutive quarters of comparable restaurant sales growth to 28 with our fourth quarter increase.  Lastly, our strong balance sheet and healthy cash flows allowed us to return $56.2 million of excess capital to shareholders through quarterly dividend payments and share repurchases during 2016.”

Taylor continued, “In 2017, we expect to open approximately 30 company restaurants and seven franchise restaurants this year, which is over 7% growth system-wide.  Going forward, the strength of our brand continues to be our people and our operational focus on delivering legendary food and legendary service.”

Franchise Acquisition

Effective December 28, 2016, we acquired four franchise restaurants in Florida and Georgia for an aggregate purchase price of $16.8 million.  The purchase price was paid in cash.  Going forward, two of the restaurants will be wholly-owned, while two will be majority-owned.  The acquisition did not have a net revenue or accretive impact in 2016 as it occurred on the first day of our 2017 fiscal year.

2017 Outlook

Comparable restaurant sales at company restaurants for the first 55 days of our first quarter of fiscal 2017 increased approximately 1.5% compared to the prior year period.

Management updated the following expectations for 2017:

•                  Approximately 30 company restaurant openings, including approximately six Bubba’s 33 restaurants;

•                  Food cost deflation of approximately 1.0% to 2.0% compared to previous guidance of low-single digit food cost deflation; and

•                  An income tax rate of 29.0% to 30.0% compared to previous guidance of 30.0% to 31.0%.

Management reiterated the following expectations for 2017:

•                  Positive comparable restaurant sales growth;

•                  Mid-single digit labor inflation; and

•                  Total capital expenditures of approximately $170.0 million, excluding any cash used for franchise acquisitions.

Cash Dividend Payment

On February 16, 2017, our Board of Directors authorized the payment of a quarterly cash dividend of $0.21 per share of common stock.  This payment, which will be distributed on March 31, 2017 to shareholders of record at the close of business on March 15, 2017, represents a 10.5% increase from the cash dividend of $0.19 per share of common stock declared during each quarter of 2016.  Since the inception of our dividend program in 2011, our cash dividend per share of common stock has increased an average of 17.5% per year.

Conference Call

We will host a conference call today, February 21, 2017 at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (800)949-2163 or (719)785-1748 for international calls.  A replay of the call will be available for one week following the conference call.  To access the replay, please dial (844)512-2921 or (412)317-6671 for international calls, and use 6581484 as the pass code.  There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 520 restaurants system-wide in 49 states and six foreign countries.  For more information, please visit our Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of our management.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurant openings; the sales at these and our other company and franchise restaurants; changes in restaurant development or operating costs, such as food and labor; our ability to acquire franchise restaurants; our ability to integrate other concepts we develop or the franchise restaurants we acquire; our ability to continue to generate the necessary cash flows to fund our new restaurant growth, continue our share repurchase program and pay a quarterly cash dividend; strength of consumer spending; pending or future legal claims; breaches of security; conditions beyond our control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting our customers or food supplies; food safety and food-borne illness concerns; acts of war or terrorism and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  We undertake no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Tonya Robinson

(502)515-7269

Media

Travis Doster

(502)638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended		52 Weeks Ended
	December 27, 2016	December 29, 2015	December 27, 2016	December 29, 2015

Revenue:
Restaurant sales	$480,730	$450,529	$1,974,261	$1,791,446
Franchise royalties and fees	3,980	3,822	16,453	15,922

Total revenue	484,710	454,351	1,990,714	1,807,368

Costs and expenses:
Restaurant operating costs (excluding depreciation and amortization shown separately below):

Cost of sales	162,638	159,301	669,203	644,001
Labor	147,395	131,517	590,256	524,203
Rent	10,103	9,741	40,580	37,183
Other operating	78,208	70,773	305,290	275,296
Pre-opening	5,294	4,640	19,547	19,116
Depreciation and amortization	22,246	18,700	82,964	69,694
Impairment and closure	125	974	179	974
General and administrative	27,862	24,992	110,795	92,336

Total costs and expenses	453,871	420,638	1,818,814	1,662,803

Income from operations	30,839	33,713	171,900	144,565

Interest expense, net	353	479	1,255	1,959
Equity income from investments in unconsolidated affiliates	280	353	1,111	1,641

Income before taxes	30,766	33,587	171,756	144,247
Provision for income taxes	8,858	9,567	51,183	42,986

Net income including noncontrolling interests	$21,908	$24,020	$120,573	$101,261
Less: Net income attributable to noncontrolling interests	1,183	1,038	4,975	4,367
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$20,725	$22,982	$115,598	$96,894

Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$0.29	$0.33	$1.64	$1.38
Diluted	$0.29	$0.32	$1.63	$1.37

Weighted average shares outstanding:
Basic	70,569	70,143	70,396	70,032
Diluted	71,215	70,865	71,052	70,747

Cash dividends declared per share	$0.19	$0.17	$0.76	$0.68

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 27, 2016	December 29, 2015

Cash and cash equivalents	$112,944	$59,334
Other current assets	87,315	74,479
Property and equipment, net	830,054	751,288
Goodwill	116,571	116,571
Intangible assets, net	3,622	4,827
Other assets	29,465	26,207

Total assets	$1,179,971	$1,032,706

Current maturities of long-term debt and obligation under capital lease	167	144
Other current liabilities	279,360	256,498
Long-term debt and obligation under capital lease, excluding current maturities	52,381	25,550
Other liabilities	89,821	73,332
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	750,226	669,662
Noncontrolling interests	8,016	7,520

Total liabilities and equity	$1,179,971	$1,032,706

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	52 Weeks Ended
	December 27, 2016	December 29, 2015

Cash flows from operating activities:
Net income including noncontrolling interests	$120,573	$101,261
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	82,964	69,694
Share-based compensation expense	26,067	22,825
Other noncash adjustments	12,075	5,697
Change in working capital	15,386	28,464
Net cash provided by operating activities	257,065	227,941

Cash flows from investing activities:
Capital expenditures - property and equipment	(164,738)	(173,475)
Proceeds from sale of property and equipment, including insurance proceeds	—	272
Net cash used in investing activities	(164,738)	(173,203)

Cash flows from financing activities:
Proceeds from (payments on) revolving credit facility, net	25,000	(25,000)
Repurchase shares of common stock	(4,110)	(11,397)
Dividends paid	(52,054)	(46,176)
Other financing activities	(7,553)	1,047
Net cash used in financing activities	(38,717)	(81,526)

Net increase (decrease) in cash and cash equivalents	53,610	(26,788)
Cash and cash equivalents - beginning of period	59,334	86,122
Cash and cash equivalents - end of period	$112,944	$59,334

Texas Roadhouse, Inc. and Subsidiaries

Supplemental Financial and Operating Information

($ amounts in thousands, except weekly sales by group)

(unaudited)

	Fourth Quarter		Change		Year to Date		Change
	2016	2015	vs LY		2016	2015	vs LY

Restaurant openings
Company - Texas Roadhouse	5	7	(2)		21	24	(3)
Company - Bubba’s 33	4	0	4		9	4	5
Company - Other	0	0	0		0	1	(1)
Franchise - Texas Roadhouse - U.S.	0	0	0		1	2	(1)
Franchise - Texas Roadhouse - International	1	1	0		3	1	2
Total	10	8	2		34	32	2

Restaurants open at the end of the quarter
Company - Texas Roadhouse	413	392	21
Company - Bubba’s 33	16	7	9
Company - Other	2	2	0
Franchise - Texas Roadhouse - U.S.	73	72	1
Franchise - Texas Roadhouse - International	13	10	3
Total	517	483	34

Company-owned restaurants
Restaurant sales	$480,730	$450,529	6.7%		$1,974,261	$1,791,446	10.2%
Store weeks	5,544	5,186	6.9%		21,583	20,020	7.8%
Comparable restaurant sales growth (1)	1.2%	4.5%			3.5%	7.2%
Texas Roadhouse restaurants only:
Comparable restaurant sales growth (1)	1.3%	4.5%			3.6%	7.2%
Average unit volume (2)	$1,133	$1,130	0.3%		$4,802	$4,664	3.0%
Weekly sales by group:
Comparable restaurants (370 units)	$88,003
Average unit volume restaurants (27 units) (3)	$75,330
Restaurants less than 6 months old (16 units)	$88,912

Restaurant operating costs (as a % of restaurant sales)
Cost of sales	33.8%	35.4%	(153	)bps	33.9%	35.9%	(205	)bps
Labor	30.7%	29.2%	147	bps	29.9%	29.3%	64	bps
Rent	2.1%	2.2%	(6	)bps	2.1%	2.1%	(2	)bps
Other operating	16.3%	15.7%	56	bps	15.5%	15.4%	10	bps
Total	82.9%	82.4%	44	bps	81.3%	82.7%	(134	)bps

Restaurant margin (4)	17.1%	17.6%	(44	)bps	18.7%	17.3%	134	bps

Restaurant margin $ ($ in thousands) (4)	$82,387	$79,196	4.0%		$368,933	$310,762	18.7%
Restaurant margin $ (4)/Store week	$14,862	$15,272	(2.7)%		$17,094	$15,523	10.1%

Franchise-owned restaurants
Franchise royalties and fees	$3,980	$3,822	4.1%		$16,453	$15,922	3.3%
Store weeks	1,108	1,062	4.3%		4,360	4,174	4.5%
Comparable restaurant sales growth (1)	0.8%	4.0%			2.0%	6.5%
U.S. franchise restaurants only:
Comparable restaurant sales growth (1)	2.0%	4.4%			3.3%	7.1%
Average unit volume (2)	$1,181	$1,164	1.4%		$4,929	$4,799	2.7%

Pre-opening expense	$5,294	$4,640	14.1%		$19,547	$19,116	2.3%

Depreciation and amortization	$22,246	$18,700	19.0%		$82,964	$69,694	19.0%
As a % of revenue	4.6%	4.1%	47	bps	4.2%	3.9%	31	bps

General and administrative expenses	$27,862	$24,992	11.5%		$110,795	$92,336	20.0%
As a % of revenue	5.7%	5.5%	25	bps	5.6%	5.1%	46	bps

(1)  Comparable restaurant sales growth reflects the change in year-over-year sales for restaurants open a full 18 months before the beginning of the period measured, excluding sales from restaurants closed during the period.

(2)  Average unit volume includes sales from Texas Roadhouse restaurants open for a full six months before the beginning of the period measured, excluding any sales at restaurants closed during the period.

(3)  Average unit volume restaurants include restaurants open a full six to 18 months before the beginning of the period measured.

(4)  Restaurant margin (in dollars and as a percentage of restaurant sales) represents restaurant sales less restaurant operating costs, including cost of sales, labor, rent and other operating costs.  Depreciation and amortization expense, substantially all of which relates to restaurant-level assets, is excluded from restaurant operating costs.  Restaurant margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance.  Restaurant margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to income from operations or other similarly titled measures of other companies.

Amounts may not foot due to rounding.